                                                                     EXHIBIT 3.3

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 10:00 AM 07/26/2001
                                                          010363636 - 2726078

                                   CERTIFICATE
                  INCREASING THE NUMBER OF AUTHORIZED SHARES OF
                  SERIES X JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                        IDEC PHARMACEUTICALS CORPORATION

         IDEC Pharmaceuticals Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), the Certificate of Incorporation of which was originally filed in the office of the Secretary of State of Delaware on April 1, 1997, does hereby certify as follows:

         FIRST: Pursuant to the authority vested in the board of directors (the "Board") of the Corporation pursuant to the Certificate of Incorporation and
Section 151 of the DGCL, the Board, by resolution thereof and a subsequent filing of a certificate of designation with the Secretary on August 1,1997, designated the Series X Junior Participating Preferred Stock of the Corporation (the "Series X"), established the rights preferences and restrictions of the Series X and authorized the issuance of fifty-eight thousand (58,000) shares of the Series X.

         SECOND: The Corporation's Certificate of Incorporation, as amended, and the rights, preferences and restrictions of the Series X were restated and integrated into a single Amended and Restated Certificate of Incorporation duly filed with the Secretary on December 1, 1999 (the "Amended and Restated Certificate").

         THIRD: No shares of Series X have been issued.

         FOURTH: Pursuant to the authority reserved to the Board under the Amended and Restated Certificate and Section 151(g) of the DGCL, the Board at a meeting duly convened and held on July 18,2001, adopted the following resolution:

         "RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board does hereby increase the number of shares of the Corporation's Series X Junior Participating Preferred Stock to 1,000,000 shares."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President and the Secretary this 26th day of July, 2001.

                            IDEC PHARMACEUTICALS CORPORATION

                            By: /s/ William H. Rastetter
                                -----------------------------
                                William H. Rastetter, Ph.D.
                                Chairman, President and Chief Executive Officer

Attest:

By: /s/ Kenneth J. Woolcott
    ---------------------------
Kenneth J. Woolcott, Secretary